Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

CONTACT:

Investors/Media:	Media:
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors:

Jonathan Neely

(610) 459-6645

ENDO PHARMACEUTICALS ANNOUNCES AGREEMENT TO ACQUIRE

QUALITEST PHARMACEUTICALS FOR $1.2 BILLION

•	Diversifies Revenue Streams and Boosts Scale in Existing Generics Business, and Strengthens Core Pain Franchise

•	Transaction Expected to be Immediately Accretive to Adjusted Diluted Earnings per Share by $0.40 in First Full Year After Close

•	Company Reiterates Full-Year 2010 Financial Guidance

CHADDS FORD, PA, September 28, 2010 – Endo Pharmaceuticals (Nasdaq: ENDP) announced today that it has entered into a definitive agreement to acquire Qualitest Pharmaceuticals, a leading, privately-held generics company in the U.S., for approximately $1.2 billion in cash. The combined company will deliver more comprehensive healthcare solutions across its diversified businesses in Branded Pharmaceuticals, Generics, Devices & Services in key therapeutic areas including pain and urology.

Qualitest, the sixth largest U.S. generics company as measured by prescriptions filled, is focused on cost competitive, high quality manufactured products with high barriers to entry. Qualitest has cGMP facilities in the U.S. including the ability to manufacture controlled substances, which make up approximately 40 percent of its product portfolio, and liquids, which are roughly 17 percent of its portfolio. The company brings a broad range of generics to Endo encompassing 175 product families. Thirty-two of Qualitest’s products are listed among the top 250 generics by total prescription (TRx) volume. In addition, the combined company will have an extensive pipeline of abbreviated new drug applications (ANDAs) with 46 ANDAs under active FDA review in multiple therapeutic areas, including pain, urology, CNS, as well as oncology and hypertension and an additional 24 ANDAs under development in multiple therapeutic areas.

Endo believes Qualitest brings critical mass to Endo’s current generics business, further diversifies its business lines and product offerings and enhances Endo’s portfolio of pain management products. Combining the companies’ generics portfolios will also significantly boost Endo’s revenue and earnings growth. On a pro forma basis for fiscal 2010, the combined company would have had revenues of approximately $2.0 billion and more than 3,000 employees.

Commenting on today’s transaction, David Holveck, President and Chief Executive Officer of Endo, said, “This is an exciting day for Endo. The acquisition of Qualitest accelerates our stated strategy of building a diversified healthcare company, better able to respond to the changing economics that drive the U.S. healthcare environment. We believe that this transaction will accelerate and diversify our revenues and earnings streams, while also providing our partners in the industry with a wider range of products and services at multiple value points. The transaction provides Endo with an enhanced competitive position and critical mass in the generics market and when combined with our growing Branded Pharmaceuticals and Devices & Services businesses, makes us a more comprehensive healthcare solutions provider. Together, we will be well positioned to strengthen our relationships with physicians and payment providers to deliver better outcomes for patients and to meet the demands of the evolving health care system in the U.S.”

In addition, with more than 90 percent of all pain prescriptions now filled by generic drugs in the $15 billion U.S. pain market, the acquisition of Qualitest is a key step to Endo remaining at the forefront of providing pain solutions to its customers. Forty percent of Qualitest’s revenues are derived from pain products, making the acquisition a natural extension of Endo’s competitive position in pain and controlled substances. Endo believes that combining its technology platforms with Qualitest’s already substantial business holds the potential for significant advantages in the new healthcare environment. The combined leadership team will bring vast experience in the generics space, including in product development, manufacturing and collaborative technical management.

Marvin Samson, Chairman and Chief Executive Officer of Qualitest, added, “Today’s announcement brings together two highly successful businesses that I believe are an excellent fit. I am confident Qualitest’s unique capabilities as a leading generics provider ideally complement Endo’s diversified businesses. I am convinced that this combination will enable our management team and employees to accelerate the growth of our business and continue the important work we do here at Qualitest.”

Qualitest brings a highly qualified and experienced management team to Endo, with a track record of success in building leading and growing generics businesses. Further, Endo believes Qualitest adds important new capabilities, with the combined company having exceptional breadth and depth in the development, manufacture, distribution and sale of generic pharmaceuticals. The current Chairman and CEO of Qualitest, Marvin Samson, along with Julie McHugh, Endo’s Chief Operating Officer, will lead an integration team comprised of senior leaders from both organizations focused on accelerating the growth of the combined business. Endo intends to retain Qualitest’s facilities located in Huntsville, Ala. and Charlotte, N.C., as well as its own facility in Westbury, N.Y.

Endo is acquiring Qualitest Pharmaceuticals from funds advised by Apax Partners, one of the world’s leading private equity investment groups. Buddy Gumina, Partner and Co-Head of Global Healthcare at Apax, said, “We have been proud to work with the management team at Qualitest over the past three years as they have built one of the leading generics businesses in the U.S. by supplying high quality, cost effective pharmaceuticals. Qualitest, and now Endo, represents an important part of the solution to the challenges faced by the U.S. healthcare system.”

Under the terms of the agreement, which have been unanimously approved by Endo’s Board of Directors, Endo will acquire 100 percent of Qualitest for a total cash consideration of $1.2 billion. Endo intends to finance the purchase using $500 million in cash from its balance sheet, drawing down an existing $300 million revolving credit facility and has secured financing for up to $400 million.

Endo expects the transaction to be immediately accretive to adjusted earnings per share in the first full year after close. Upon deal closing, Endo anticipates that Qualitest would add approximately $400 million in annualized revenue and $0.40 in annualized adjusted diluted earnings per share. Endo also expects revenue growth of the combined generics business to be at least 15 percent over the next two years. Endo expects to realize a $30 million annualized cost synergy run-rate in 2013. The synergies will be associated with procurement, distribution, manufacturing and other general and administrative expenditures. The agreement contains customary representations, warranties, covenants, indemnities, conditions and termination provisions. The transaction is subject to regulatory review, including clearance by the relevant antitrust authorities and is expected to close late in the fourth quarter of 2010 or early in the first quarter of 2011.

Financial Guidance

Endo also reiterates its 2010 revenue guidance of between $1.63 billion and $1.68 billion dollars and full-year adjusted diluted earnings per share to be between $3.30 to $3.35 per share. The company also estimates reported (GAAP) diluted earnings per share to be between $1.88 to $1.96 per share. For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Lazard is acting as exclusive financial advisor to Endo and Skadden, Arps, Slate, Meagher & Flom LLP are acting as Endo’s legal counsel. JPMorgan Chase Bank N.A. and RBC Capital Markets are providing financing commitments.

J.P. Morgan Securities LLC is acting as exclusive financial advisor to Qualitest Pharmaceuticals and Kirkland & Ellis LLP are acting as Qualitest Pharmaceuticals’ legal counsel.

Conference Call and Webcast Information

Endo’s management team will host a conference call and audio webcast on Tuesday, September 28 at 8:30 a.m. EDT to discuss this transaction. Interested parties may call 866-356-3095 (domestic) or 617-597-5391 (international) and enter code 18751869. Please dial in 15 minutes prior to the scheduled start time. A replay of the call will be available until 11:59 p.m. EDT on October 12 by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 52263898.

A simultaneous audio Webcast of the call may be accessed by visiting www.endo.com. A replay of the Webcast will be available until 11:59 p.m. EDT on October 12. The replay can be accessed by clicking on “Events” in the Investor Relations section of the Website. Please connect to the Website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted

Earnings Per Share Guidance

	Year Ending December 31, 2010
Projected GAAP diluted income per common share	$1.88	To	$1.96
Upfront and milestone-related payments to partners	$0.38		$0.33
Amortization of commercial intangible assets	$0.59		$0.59
Costs incurred in connection with continued efforts to enhance the cost structure of the Company	$0.08		$0.08
Indevus related costs and change in fair value of contingent consideration	$0.01		$0.01
Impairment of indefinite-lived intangibles	$0.11		$0.11
Costs related to the acquisition of HealthTronics, Inc.	$0.30		$0.30
Costs related to the acquisition of Penwest Pharmaceuticals Co.	$0.22		$0.22
Costs related to the acquisition of Qualitest Pharmaceuticals	$0.02		$0.02
Interest expense adjustment for ASC 470-20 and the amortization of the premium on debt acquired from Indevus	$0.15		$0.15
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of the Indevus, HealthTronics, Penwest and Qualitest acquisitions	($0.44)		($0.42)
Diluted adjusted income per common share guidance	$3.30	To	$3.35

The company’s guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of September 28, 2010 and the acquisitions of Penwest Pharmaceuticals Co. and Qualitest Pharmaceuticals.

About Endo

Endo Pharmaceuticals is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is redefining its position in the healthcare marketplace by anticipating and embracing the evolution of health decisions based on the need for high-quality and cost-effective care. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. For more information about Endo Pharmaceuticals, and its wholly owned subsidiary HealthTronics, Inc., please visit www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the proposed business combination between Endo and Qualitest, Endo’s and Qualitest’s financial position, results of operations, market position, product development and business strategy, as well as estimates of Endo’s future total revenues, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect the proposed business combination of the companies, future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the risk that the acquisition will not close, the risk that Endo’s business and/or Qualitest’s business will be adversely impacted during the pendency of the acquisition, the risk that the operations of the two companies will not be integrated successfully, Endo’s ability to successfully develop, commercialize and market new products; timing and results of pre-clinical or clinical trials on new products; Endo’s ability to obtain regulatory approval of any of Endo’s pipeline products; competition for the business of Endo’s branded and generic products, and in connection with its acquisition of rights to intellectual property assets; market acceptance of our future products; government regulation of the pharmaceutical industry; Endo’s dependence on a small number of products; Endo’s dependence on outside manufacturers for the manufacture of a majority of its products; Endo’s dependence on third parties to supply raw materials and to provide services for certain core aspects of its business; new regulatory action or lawsuits relating to Endo’s use of narcotics in most of its core products; Endo’s exposure to product liability claims and product recalls and the possibility that Endo may not be able to adequately insure itself; the successful efforts of manufacturers of branded pharmaceuticals to use litigation and legislative and regulatory efforts to limit the use of generics and certain other products; Endo’s ability to successfully implement its acquisition and in-licensing strategy; regulatory or other limits on the availability of controlled substances that constitute the active ingredients of some of its products and products in development; the availability of third-party reimbursement for Endo’s products; the outcome of any pending or future litigation or claims by third parties or the government, and the performance of indemnitors with respect to claims for which Endo has been indemnified; Endo’s dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of its total revenues; a determination by a regulatory agency that Endo is engaging or has engaged in inappropriate sales or marketing activities, including promoting the “off-label” use of its products, the risk that demand for and acceptance of Endo’s products or services may be reduced; the risk of changes in governmental regulations; the impact of economic conditions; the impact of competition and pricing and other risks and uncertainties, including those detailed from time to time in the companies’ periodic reports filed with the Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “RISK FACTORS” in their annual reports on Form 10-K for the year ended December 31, 2009, which were filed with the Securities and Exchange Commission. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The companies’ assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

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